Exhibit 99.1

NOT FOR DISTRIBUTION IN CANADA. THE NETHERLANDS, AUSTRALIA OR JAPAN

Schlumberger Places 87% of Axalto Ordinary Shares

Initial Public Offering Yields Euros 515 Million

NEW YORK, May 18, 2004 - Schlumberger Limited (NYSE:SLB) announced today that its wholly-owned subsidiary, Schlumberger B.V., has placed 34,821,739 ordinary shares in its smart card unit Axalto Holding N.V., representing 87% of the total ordinary shares outstanding. This will increase to 40,045,000 million ordinary shares, or 100% of the shares outstanding, if the over-allotment option is exercised in full. The sale price is Euros 14.80 per share. From today the ordinary shares are traded on the Paris Euronext Stock Exchange under the ticker AXAL-PA.

Andrew Gould, Chairman and CEO of Schlumberger commented: “Schlumberger is pleased to have played a leading role in the development of smart-card technology since an initial investment in 1979. With our focus sharpening on the oilfield services business, we felt that the time was right to offer ownership of Axalto to the investment community to create opportunity for further growth. Schlumberger wishes Axalto and its employees well for the future.”

Schlumberger intends to use the proceeds of this offering, net of fees and commissions, to reduce net debt.

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About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 45,000 people of over 140 nationalities working in 100 countries. In 2003, Schlumberger operating revenue was $11.4 billion. For more information, visit www.slb.com.

Contact

Stephen Whittaker

Director of Corporate Communications

Schlumberger Limited

+33 14062 1308

Paulo Loureiro

Investor Relations Manager

Schlumberger Limited

+ 1 212 350 9432

Notes:

The French “Autorité des marchés financiers” draws the public’s attention to the fact that Axalto Holding N.V. is a company incorporated in The Netherlands applying for the listing of its shares in France. The applicable regulations concerning public information, investor protection, and the company’s undertakings to the regulatory authorities and the markets are described in the “document de base”.

The ordinary shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirements of the Securities Act.

This announcement is only intended for investment professionals, high net worth individuals, partnerships, associations or trusts and investment personnel of any of the foregoing (each within the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001) and any other persons to whom it may be communicated lawfully. No other person should act or rely on it. Persons distributing this announcement must satisfy themselves that it is lawful to do so.

The ordinary shares are not and will not be offered in The Netherlands other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities).

Stabilisation activities, if any, will be conducted in accordance with applicable laws and regulations.

The distribution of this announcement in certain countries may constitute a breach of applicable law. This announcement should not be distributed in or into Canada, The Netherlands, Australia or Japan. The information contained in this document does not constitute an offer of securities for sale in Canada, The Netherlands, Australia or Japan.

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